Pricing Supplement No. 3	Filing Under Rule 424(b)(3)
Dated: January 8, 2008	Registration No. 333-124474
(To Prospectus dated June 27, 2005 and
Prospectus Supplement dated November 1, 2005)
$125,000,000
UGI UTILITIES, INC.
Series C Medium-Term Notes

PRINCIPAL AMOUNT: $20,000,000.	CUSIP: 90269Q AQ 2	FIXED RATE NOTE: YES

AMORTIZING NOTE: YES NO X	INDEXED NOTE: YES NO X	FLOATING RATE NOTE: NO
(SEE BELOW)	(SEE BELOW)	(SEE BELOW)

Fixed Rate Notes/Floating Rate Notes:
Original Issue Date: January 11, 2008
Interest Rate (if fixed rate): 5.67%
  Subject to change before maturity date:
    Yes          (See Below) No    X
Maturity Date: January 15, 2018
Issue Price (as a percentage of
  principal amount): 100%
Presenting Agent/Principal: Wachovia Capital Markets
  Commission (%): 0.625%
Net Proceeds to the Company (%): 99.375%
Redemption Commencement Date (if any): N/A
Repayment Dates (if any): N/A
Redemption Price:
Repayment Price:
Interest Payment Dates: May 15, Nov 15
Original Issue Discount Note:
  Yes:           No:    X
  If Yes:
    Yield to Maturity:
    Initial Accrual Period:
    OID Default Amount:
Reset of Interest Rate, Spread or
  Spread Multiplier:
  Yes:          (See Below) No:    X
Any material United States income tax
  consequences of purchasing, holding or
  disposing of the Notes:
  A/S:    X     Other:
Floating Rate Notes:
Base Rate:
           CD Rate
           CMT Rate
           Commercial Paper Rate
           Federal Funds Rate
           LIBOR (See Below)
           Prime Rate
           Treasury Rate
           Other (See Below)
Index Maturity:
Spread (plus or minus):
  Subject to change before maturity date:
    Yes          (See Below) No
Spread Multiplier:
  Subject to change before maturity date:
    Yes          (See Below) No
Maximum Interest Rate:
Minimum Interest Rate:
Initial Interest Period:
Initial Interest Rate:
Interest Reset Periods:
Interest Reset Dates:
Interest Determination Dates:
Calculation Dates: A/S
Regular Record Date: A/S

NO ADDITIONAL TERMS
     As of the date of this Pricing Supplement the aggregate initial public offering price of the Notes (as defined in the Prospectus Supplement) which have been sold (including the Notes to which this Pricing Supplement relates) is $90,000,000; and the aggregate initial public offering price of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $90,000,000. “N/A” as used herein means “Not Applicable”, “A/S” as used herein means “As stated in the Prospectus Supplement referred to above.
WACHOVIA CAPITAL MARKETS, LLC